Resultz Media Group Corp

7651 Tecumseh Rd. E Suite 201
Windsor, ON Canada
N8T 1E9

Fax: 1-519-419-3597

Consulting and Services Agreement

This service agreement is made and entered into this May 22, 2008 by Resultz Media Group Corp “RMG” and “The Client” for services concerning Global Energy Inc. (OTCBB: GEYI)

Terms of the contract carry out for 1 month; beginning on or following the date negotiated and paid.

1.	RMG shall provide consulting and marketing services.

2.	RMG shall provide an all encompassing awareness campaign throughout the investment community.

3.	RMG shall provide profiles on its various investing web sites.

4.	RMG shall continue increasing of marketing & awareness for the full term of contract, with profiles to its subscribers.

5.	RMG shall present GEYI investment information through various forms of communications to interested parties.

6.	For the services rendered, RMG will be compensated:

$25,000 wired cash payable a minimum of 5 business days before initiating the campaign
$10,000 wired cash payable 5 business days following the start of the campaign.
$10,000 wired cash payable 10 business days following the start of the campaign.

The total value of payment is the full $45,000 cash in wire for the complete 1 month term.

7.

Faxed copies of the agreement shall constitute actual binding documentation of contract. This agreement constitutes and embodies the entire understanding and consensus of the parties involved and supercedes/replaces any and all prior understandings, agreements and negotiations between the parties.

8.	RMG & “The Client” shall have the option to renew or continue the above terms in an extended contract supplying both parties are satisfied and have completed their mutual obligations to one another.

Resultz Media Group	Global Energy Inc.

Name:	Name: Asi Shalgi CEO & President

/s/ Asi Shalgi

Signature:	Signature:

Date: May 22, 2008	Date: May 22, 2008